STRATEGIC INCOME MANAGEMENT, LLC

                                 CODE OF ETHICS


                   POLICY ON PERSONAL SECURITIES TRANSACTIONS
                            AND INSIDER INFORMATION











                                   MARCH 2013





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                               TABLE OF CONTENTS

                                                                            PAGE
A.  CODE OF ETHICS .........................................................   1
    1)  Access Persons .....................................................   1
    2)  Standards of Business Conduct ......................................   2

B.  PERSONAL SECURITIES TRANSACTIONS .......................................   3
    1)  Personal Securities Transactions Reporting Requirements ............   5
    2)  Reporting Requirements .............................................   7
    3)  Confidentiality ....................................................   8
    4)  Additional Restrictions on Access Persons' Personal Trading ........   8

C.  INSIDER INFORMATION ....................................................   9
    1)  Insider Transactions ...............................................   9
    2)  Use of Non-Public Information Regarding a Client ...................  10
    3)  Monitoring .........................................................  10
    4)  Procedures .........................................................  10

D.  GIFTS, DIRECTORSHIPS AND REGULATORY REQUIREMENTS .......................  11
    1)  Gifts ..............................................................  11
    2)  Outside Business Activities ........................................  13
    3)  Regulatory Requirements ............................................  14

E.  GIFTS TO GOVERNMENT ENTITIES OR OFFICIALS ..............................  14
    1)  Background .........................................................  14
    2)  Pre- Approval and Reporting of Gifts ...............................  15

F.  ENFORCEMENT OF THE CODE ................................................  17
    1)  Chief Compliance Officer's Duties And Responsibilities .............  17
    2)  Code Violations ....................................................  18
    3)  Annual Written Report ..............................................  18
    4)  Effective Date of the Code .........................................  18

APPENDIX A: DEFINITIONS
APPENDIX B: LIST OF SUPERVISED PERSONS AND ACCESS PERSONS
APPENDIX C: PRE TRADE CLEARANCE FORM


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                                 CODE OF ETHICS
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A.   CODE OF ETHICS

Strategic Income Management LLC ("SiM" or the "Firm") hereby adopts this Code of Ethics and Policy on Personal Securities Transactions and Insider Information (the "Code"). The Code is applicable to all employees, directors, members, managers and officers of the Firm (each, an "Supervised Person"). Capitalized terms used herein that are not otherwise defined shall have the meanings as set forth on Exhibit A.

The Firm is committed to maintaining ethical standards in connection with the management of its business. The Code reflects SiM's views on dishonesty, self-dealing, conflicts of interest and trading on material, non-public information. Each Supervised Person is required to read the Code annually and to certify that he or she has complied with its provisions and with the reporting requirements. New employees must also furnish this on their date of hire. Acknowledgement of and compliance with the Code are conditions of initial and continued employment.

Any Supervised Person who has a question regarding the applicability of the Code or the related prohibitions, restrictions and procedures or the propriety of any action, is urged to contact SiM's Chief Compliance Officer.

     1)   ACCESS PERSONS

Rule 204A-1 under the Advisers Act requires all Access Persons to report, and for SiM to review, their personal Securities transactions and holdings periodically as provided below. Rule 204A-1 under the Advisers Act defines an "Access Person" as any supervised person:

     o who has access to nonpublic information regarding any clients' purchase or sale of Securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

     o who is involved in making Securities recommendations to clients, or who has access to such recommendations that are nonpublic, and

     o all directors, officers and partners are presumed to be access persons.

In addition, Rule 17j-1 under the Investment Company Act of 1940, as amended, includes in its definition of an "Access Person":

     o any director, officer, general partner or employee of an investment adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase and sale of Securities by a registered investment company, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and


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     o    any natural person in a control relationship to the investment adviser who obtains information concerning recommendations made to the fund with regarding to the purchase or sale of Securities by the fund.

As an Access Person, you are required to report initially, quarterly and annually various transactions in any Securities in which you have any direct or indirect Beneficial Ownership set forth in the Personal Security Transactions Section below. The term Beneficial Ownership generally includes not only the Securities that you purchase or sell for your own account, but also Securities purchased or sold by any of your Family Members. Supervised Persons and Access Persons are identified on Exhibit B to this Code of Ethics.

Notwithstanding the foregoing, you will not be required to make a report with respect to transactions effected for, and Securities held in, any account over which neither you nor any Family Member has any direct or indirect influence or control.

     2)   STANDARDS OF BUSINESS CONDUCT

     o Supervised Persons owe a duty of loyalty to SiM's clients, which requires that Supervised Persons act in the best interests of SiM's clients and always place SiM's clients' interests first and foremost.

     o Supervised Persons must avoid actions or activities that allow (or appear to allow) them or their Family Members to profit or benefit from their relationships with SiM and its clients, or that bring into question their independence or judgment.

     o Supervised Persons must report any violations of this Code of Ethics promptly to the Chief Compliance Officer.

     o Supervised Persons must always observe standards of business conduct and act in accordance with all applicable federal Securities laws and regulations and other applicable laws and regulations.

     o Supervised Persons cannot, in connection with the purchase or sale, directly or indirectly, of a Security Held or to be Acquired by any SiM client:

          o    employ any device, scheme or artifice to defraud;

          o make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

          o engage in any act, practice or course of business which would operate as a fraud or deceit; or

          o    engage in any manipulative practice.


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     o    Supervised Persons cannot engage in any inappropriate trading practices.

     o Supervised Persons cannot cause or attempt to cause any SiM client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Supervised Person. No Supervised Person shall recommend any Securities transactions for a SiM client without having disclosed (to the Chief Compliance Officer) his or her interest, if any, in such Securities or the issuer thereof, including, without limitation:

          o his or her direct or indirect Beneficial Ownership of any Securities of such issuer;

          o    any position with such issuer or its affiliates; and

          o any present or proposed business relationship between such issuer or its affiliates and the Supervised Person or any party in which the Supervised Person has a significant interest.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield a Supervised Person from liability for personal trading or other conduct that violates a fiduciary duty to SiM's clients.

B.   PERSONAL SECURITIES TRANSACTIONS

The personal transactions and investment activities of employees of investment advisory firms are the subject of various federal securities laws, rules and regulations. Access Persons must conduct all personal securities transactions in a manner that avoids a conflict between their personal interests and those of SiM and its clients. When Access Persons invest for their own accounts, conflicts of interest may arise between SiM clients' interests and the Access Person's interests. These conflicts may include:

     o Taking an investment opportunity that would be suitable for a SiM client for an Access Person's own portfolio;

     o Using an Access Person's advisory position to take advantage of available investments;

     o Front running, which may be an Access Person trading before making SiM client transactions; or

     o Taking advantage of information or using SiM client portfolio assets to have an effect on the market that may be used to the Access Person's benefit.

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Access Persons may invest in securities in order to achieve long-term personal financial goals. Access Persons may not maintain a securities, commodities or futures account at any broker, dealer, bank or investment adviser without SiM's permission. Access Persons must not trade in a Reportable Security if such Access Person has knowledge at the time of such transaction that the Reportable Security is being purchased or sold, or is being considered for purchase or sale, for a client account.

Access Persons may engage in securities, commodities and futures transactions only for investment purposes, not for short-term trading profits. This applies to investments of all kinds including, but not limited to, foreign and domestic fixed income securities, options, commodities and futures contracts and applies to any investment in which an Access Person has any direct or indirect Beneficial Ownership. In general, the holding of any position in an Access Person or related account for less than 30 days (measured on a last-in first-out basis) would be inconsistent with this policy.

Except as permitted by the following paragraph, Access Persons must not trade in a Reportable Security unless such Access Person has submitted the Pre Clearance Form attached as Exhibit C, and received approval for such trade from the Chief Compliance Officer. In addition, except as permitted by the following paragraph, Access Persons acting as portfolio managers may not buy or sell a Reportable Security for their personal accounts within seven (7) calendar days before or after trades are made in such Reportable Security for a client account.

Access Persons may have personal securities accounts that are managed by SiM as separate accounts on the Schwab, or similar, platform. These accounts will be managed upon the same terms and conditions as all individual separate accounts, including unaffiliated persons. SiM may invest, pursuant to its discretionary authority, some or all of these separate accounts in Affiliated Funds, and such investments are permissible if made upon the same terms and conditions as unaffiliated accounts. In addition, some Access Person accounts managed by SiM, including portfolio manager accounts, may follow the same investment strategy as that followed by an Affiliated Fund, and as a result an Access Person account managed by SiM may be invested in Reportable Securities that comprise the same basket of Reportable Securities owned by an Affiliated Fund. In such case, transactions in Reportable Securities for such accounts shall be permitted provided that such transactions occur at the same time as identical transactions occur in the Affiliated Funds, and as aggregated transactions with unaffiliated separate account holders. If it is not possible to aggregate Access Person account transactions with unaffiliated separate accounts, transactions in Access Person accounts shall be executed immediately after transactions in unaffiliated accounts. Transactions in Reportable Securities made in accordance with this paragraph do not require a Pre Clearance Form or approval.

Access Persons must not take any action, including, but not limited to, the purchase or sale of Reportable Securities, options, commodities or futures contracts for any Access Person or related account, that could cause even the appearance of unfair or improper action.


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     1)   PERSONAL SECURITIES TRANSACTIONS REPORTING REQUIREMENTS

          INITIAL AND ANNUAL HOLDINGS REPORTS

All Access Persons are required to report to the Chief Compliance Officer brokerage accounts and holdings in Reportable Securities in which the Access Person has any direct or indirect Beneficial Ownership within 10 days of employment, with information current as of a date no more than 45 days prior to employment, and annually thereafter. Annual reports must be submitted to the Chief Compliance Officer by February 14 of each year and the information contained in an annual report must be current as of December 31 of the prior year. The CCO's holdings reports will be reviewed by the CEO. The holdings report must contain the following:

     o Title, type of Reportable Security and exchange ticker symbol or CUSIP number;

     o Number of shares or principal amount of the Reportable Security involved;

     o    Name of the broker-dealer or bank that maintained the account; and

     o    The date the report is submitted by the Access Person.

     QUARTERLY TRANSACTIONS REPORTS

SiM requires that all Access Persons report to the Chief Compliance Officer on a quarterly basis any transaction in a Reportable Security over which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership. The CCO will make his quarterly transaction reports available for review by the CEO. A record of every transaction in a Reportable Security is required with the following information to be maintained:

     o    Title and exchange ticker symbol or CUSIP number;

     o    Number of shares and principal amount of the Security involved;

     o    Interest rate and maturity date (if applicable);

     o    Date of the transaction;

     o    Nature of the transaction (PURCHASE OR SALE);

     o    Price of the Reportable Security at which the trade was effected;

     o    Name of the broker-dealer or bank that executed the transaction; and

     o    Date the report is submitted by the Access Person.


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If during the quarter an Access Person or Related Person establishes a new account in which any Reportable Securities are held for the Access Person's Beneficial Ownership, the Access Person also must provide the following information as part of his her quarterly report:

     o Name of the broker-dealer or bank with whom the Access Person or Related Person established the account;

     o    Date the account was established; and

     o    Date the report is submitted by the Access Person.


In addition, the Access Person should endeavor to promptly notify the Chief Compliance Officer about the opening of such new account.

401(K) TRANSACTIONS: YOU ARE REQUIRED TO REPORT EXCHANGES AND TRANSFERS WITHIN YOUR 401(K) PLAN, BUT NOT AUTOMATIC INVESTMENTS.

The attached form should be used to record quarterly transaction information. It is required by federal law to be submitted NOT LATER THAN 30 DAYS after the quarter in which effected. If the thirtieth day falls on a weekend or a holiday, the report is due the business day immediately preceding this deadline. Please forward the report to the Chief Compliance Officer. IF THERE ARE NO ACTIVITIES FOR THE QUARTER, A REPORT INDICATING SUCH IS STILL REQUIRED.

EXCEPTIONS TO REPORTING

You are not required to detail or list the following items on your initial and annual holdings reports and quarterly transactions reports:

     o Purchases or sales effected for any account over which you have no direct or indirect influence or control;

     o    Transactions effected pursuant to an automatic investment plan; and

     o    Purchases or sales of any of the following Securities:

          o    Direct obligations of the U.S. government;

          o Banker's acceptances, bank certificates of deposit, commercial paper and High Quality Short-term Debt
               Instruments, including repurchase agreements;

          o shares issued by money market funds, whether affiliated or non-affiliated;


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          o    shares issued by open-end investment companies (E.G., "mutual funds"), ETFs, or Unit Investment Trusts (UITs) other than shares of an Affiliated Fund, if any; and

          o shares issued by unit investment trusts that invest exclusively in one or more open-end funds that are not affiliated funds.

     o An Access Person need not submit a quarterly transactions report to SiM if all the information in the report would duplicate information contained in brokerage account statements received by SiM NOT LATER THAN 30 DAYS after the quarter.

     2)   REPORTING REQUIREMENTS

The following table summarizes some of the reporting requirements. Requirements regarding transactions in other types of Securities may be confirmed with the Chief Compliance Officer.

--------------------------------------------------------------------------------
SECURITY TYPE                                       QUARTERLY REPORTING
--------------------------------------------------------------------------------
CORPORATE DEBT TRANSACTIONS                                YES
--------------------------------------------------------------------------------
EQUITY TRANSACTIONS                                        YES
--------------------------------------------------------------------------------
DIRECT OBLIGATIONS OF THE U.S. GOVERNMENT                  NO
--------------------------------------------------------------------------------
MONEY MARKET FUNDS                                         NO
--------------------------------------------------------------------------------
MUNICIPAL BOND                                             YES
--------------------------------------------------------------------------------
SHORT TERM / CASH EQUIVALENTS                              NO
--------------------------------------------------------------------------------
SPP / DRIPS* -- AUTOMATIC PURCHASES                        NO
--------------------------------------------------------------------------------
LIMITED OFFERINGS                                          YES
--------------------------------------------------------------------------------
MUTUAL FUNDS, ETFS, AND UITS (OTHER THAN                   NO
AFFILIATED FUNDS)
--------------------------------------------------------------------------------
AFFILIATED FUNDS                                           YES
--------------------------------------------------------------------------------

*Sales of stocks from SPP or DRIPs: Please notify the Chief Compliance Officer in writing of sale and include transactions in any reports.


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     3)   CONFIDENTIALITY

SiM will endeavor to keep all reports of personal Reportable Securities transactions, holdings and any other information filed pursuant to this Code confidential. Access Persons' reports and information submitted in connection with this Code will be kept in a locked filed cabinet, and access will be limited to appropriate SiM personnel; provided, however, that such information also may be subject to review by legal counsel, government authorities, SiM clients or others if required by law or court order.

     4)   ADDITIONAL RESTRICTIONS ON ACCESS PERSONS' PERSONAL TRADING

The following are SiM's additional restrictions on Access Person personal trading (and the personal trading of Related Persons to the extent that such trading would result in an Access Person having or ceasing to have a Beneficial Interest in a SECURITY or other investment of the types described below):

RESTRICTED INVESTMENTS

--------------------------------------------------------------------------------
SECURITY TYPE                PURCHASE                  SALE
--------------------------------------------------------------------------------
INITIAL PUBLIC OFFERINGS     PERMITTED -- SUBJECT      PERMITTED -- SUBJECT
(IPOS)                       TO ADVANCE WRITTEN        TO ADVANCE WRITTEN
(AN IPO IS A                 APPROVAL BY THE CHIEF     APPROVAL BY THE CHIEF
CORPORATION'S FIRST          COMPLIANCE OFFICER        COMPLIANCE OFFICER
OFFERING OF A SECURITY
REPRESENTING SHARES
OF THE COMPANY TO THE
PUBLIC.)
--------------------------------------------------------------------------------
LIMITED OFFERINGS           PERMITTED -- SUBJECT       PERMITTED -- SUBJECT
                            TO ADVANCE WRITTEN         TO ADVANCE WRITTEN
                            APPROVAL BY THE CHIEF      APPROVAL BY THE CHIEF
                            COMPLIANCE OFFICER         COMPLIANCE OFFICER
--------------------------------------------------------------------------------

* LIMITED OFFERINGS MAY INCLUDE:

     o Transactions in Securities, options, commodities or futures contracts that are not publicly offered or traded;

     o Participation in hedge funds, private equity funds, leveraged buy-out transactions, real estate offerings, private placements, and oil and gas partnerships or working interests;

     o Acceptance of offers of options or shares by personnel who serve on boards of directors;


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     o    Transactions involving real estate or agricultural land held for investment purposes, jointly in partnership with another person (other than Family Members);

     o Investing in any other business, whether or not related to Securities (E.G., fast-food franchises, restaurants, sports teams, etc.); and

     o Owning stock or having, directly or indirectly, any financial interest in any other organization engaged in any advisory, Securities, commodities, futures contracts or related business; provided, however, that approval is not required with regard to stock ownership or other financial interest in any such business that is publicly owned, unless a control relationship exists.

C. INSIDER INFORMATION

Section 204A of the Advisers Act requires SiM to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material, non-public information by its officers and employees. Among these policies and procedures are ones that restrict access to files likely to contain non-public information, make employees aware of new and existing insider trading restrictions, require restricting or monitoring trading in Securities about which Supervised Persons might possess non-public information, and require monitoring and reviewing trading for SiM and Supervised Persons.

     1)   INSIDER TRANSACTIONS

SiM considers information MATERIAL if there is a substantial likelihood that a reasonable investor would consider it important in deciding how to act or if it is reasonably certain to have a substantial effect on the price of a company's Securities. Information is considered NON-PUBLIC when it has not been disseminated in a manner making it available to the marketplace and investors generally (such as through widely disseminated media reports, SEC filings, public reports, prospectuses or similar publications or sources). Information becomes PUBLIC once it is publicly disseminated; limited disclosure does not make the information public (I.E., disclosure by an insider to a select group of persons).

SiM generally defines insider trading as the buying or selling of a Security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information. Insider trading is a violation of federal SECURITIES laws, punishable by a prison term and significant monetary fines for the individual and investment adviser.

     o TIPPING of material, non-public information is PROHIBITED. A Supervised Person may not TIP a trade, either personally or on behalf of others, while in possession of such information.


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     o    FRONT RUNNING involves trading ahead of a SiM client order in the same Security on the basis of non-public information regarding impending market transactions. FRONT RUNNING is PROHIBITED.

     o SCALPING is PROHIBITED. SCALPING occurs when a Supervised Person purchases shares of a Security for his/her own account prior to recommending/buying that Security for SiM clients and then immediately selling the shares at profit upon the rise in the market price following the recommendation/purchase.

     2)   USE OF NON-PUBLIC INFORMATION REGARDING A CLIENT

     No Supervised Person shall:

     o Disclose to any other person, except to the extent permitted by law or necessary to carry out his or her duties as a Supervised Person and as part of those duties, any non-public information regarding any SiM client portfolio, including any Security holdings or transactions of a SiM client, any Security recommendation made to a SiM client, and any Security transaction by or under consideration by or for a SiM client, including information about actual or contemplated investment decisions.

     o Use any non-public information regarding any SiM client portfolio in any way that might be contrary to, or in competition with, the interest of such SiM client.

     o Use any non-public information regarding any SiM client in any way for personal gain.

SiM may, in certain circumstances, disclose certain of the information discussed above to third parties, but such disclosure will only be made if permissible under applicable law and pursuant to confidentiality agreements with such third parties.

     3)   MONITORING

The CCO will review, at least quarterly, personal trading by Access Persons for compliance with the prohibitions on the use of insider information discussed above. A record of such review will be maintained by the CCO. The CCO's personal trading will be monitored by the CEO.

     4)   PROCEDURES

Before a Supervised Person trades for himself or others, including any clients, in the Securities of a company about which the Supervised Person may have potential inside information, the Supervised Person should consider the following questions:

     o Is the information material? That is, would this information be considered important in making an investment decision? Would this information substantially affect the market price of the Securities if generally disclosed?


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     o    Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the market place by being published in a publication of general circulation?

     o Does the Supervised Person know or have any reason to believe that the information was wrongfully obtained or may be wrongfully used?

If, after consideration of the questions above, a Supervised Person believes, or has questions as to whether, the information is material and non-public and may have been wrongfully obtained or may be wrongfully used, the Supervised Person should take the following steps:

     o    Report the matter immediately to the Chief Compliance Officer.

     o Do not purchase or sell the Securities on behalf of himself or others, including any clients.

     o Do not communicate the information inside or outside SiM, other than to the Chief Compliance Officer.

After the Chief Compliance Officer has reviewed the issue, the Supervised Person will be instructed whether to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

D.   GIFTS, DIRECTORSHIPS AND REGULATORY REQUIREMENTS

     1)   GIFTS

          a)   BACKGROUND

The giving of business gifts is a customary way to strengthen business relationships. However, federal and state laws contain numerous restrictions on the giving and receiving of gifts, particularly with respect to governmental officials. Apart from these legal restrictions, the giving and receiving of gifts can create the appearance of potential conflicts of interest. Accordingly, SiM has adopted the following policy related to the giving and receiving of gifts.

          b)   GENERAL GUIDELINES

Supervised Persons must observe the following guidelines when giving or receiving gifts:

          o All gifts, given or received, should be reasonable, customary and in accordance with normally accepted business practices;


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          o    All gifts and/or entertainment, given or received, must be permitted by law and permitted by the third party's own policies;

          o Never offer or accept inappropriate gifts, favors, entertainment, special accommodations or other things of material value that could influence decision-making;

          o Never offer or accept extravagant or excessive entertainment to or from a current or prospective investor, consultant, third party marketer, or fund manager, regardless of whether SiM has an investment relationship with such person or entity;

          o    Never offer or accept cash gifts or cash equivalents;

          o Never offer anything of value to a third party to influence or reward action;

          o A business courtesy such as a gift or entertainment should never be offered or accepted under circumstances that might create the appearance of an impropriety; and

          o Never offer or accept a gift if public disclosure of the gift would be embarrassing to SiM or the third party.

          c) PRE-APPROVAL

The prior approval of the Chief Compliance Officer will be required with respect to the giving or receiving of any of the following categories of gifts: (i) any gift with a value of US$100 or more (measured per item, or, in the case of group dinners or tickets to sporting events and the like, measured per person); (ii) any gift given to or received from a Government Official (defined to include any federal, state, local or foreign governmental entity, or an official, employee or agent of a governmental entity (including investment consultants representing a governmental entity, but excluding any lawful donation to a campaign for public office)), or (iii) any other gift that may be reasonably be seen as violating SiM's general policy with respect to gifts.

          d)   EXAMPLES OF GIFTS

The term "gifts" encompasses a wide range of gifts, benefits, compensation or consideration including, without limitation, tickets to sporting events, golf, theater events and concerts, plane tickets, clothing, watches and jewelry, sports equipment and memorabilia, food, alcohol and cash/gift cards. The term "gift" does not include any gifts, benefits, compensation or consideration given to or received from a personal acquaintance (who is not a Government Official) for reasons unrelated to a Supervised Person's professional duties (such as housewarming, graduation or birthday gifts).


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          e)   REPORTING REQUIREMENTS

At the end of each quarter, all Supervised Persons are required to complete a report disclosing all gifts given and received by the Supervised Person for that quarter with a value of US$100 or more (measured per item, or, in the case of group dinners or tickets to sporting events and the like, measured per person). The Chief Compliance Officer will maintain the following records related to gifts:

     o    The recipient's name;

     o    The name of the individual or firm who gave the gift;

     o    A description of the gift;

     o    The date of the event or when the gift was received by the recipient;

     o Whether the provider of the gift attended the event with the recipient;

     o    Estimated value of the gift;

     o A description of all airfare paid for by third parties, including the use of a private jet;

     o A description of all paid meals accepted by a recipient from SiM and its Supervised Persons;

     o    The estimated value of the meal;

     o Whether the recipient reimbursed SiM for the gift or meal and the amount of the reimbursement, if any; and

     o    Documentation of any reimbursement.

2) OUTSIDE BUSINESS ACTIVITIES

In addition to restrictions placed on the personal trading and private investments of employees, each Supervised Person must obtain prior approval from the Chief Compliance Officer with respect to outside business activities that can reasonably be expected to cause actual or perceived conflicts of interest, that may violate applicable law and/or that may be harmful to SiM's or the Supervised Person's reputation. Examples of activities that may require prior approval include full- or part-time service as an officer, director, partner, manager, consultant or employee of another business organization (including acting as a director of a company whose Securities are publicly traded); agreements to provide financial advice (E.G., through service on a finance or investment committee) to a private, educational or charitable organization; and any agreement to be employed or accept compensation in any form (E.G., commission, salary, fee, bonus, contingent compensation, etc.) by a person or entity or their affiliates. Approval is generally not given for requests to serve as an officer, director,


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

partner, consultant or employee of another business organization. Any such approval, if granted, may be given subject to restrictions or qualifications imposed by the Chief Compliance Officer and approval may be revoked at any time.

Any outside business activities that do not require prior approval must nevertheless be reported to the Chief Compliance Officer as soon as practicable. The Chief Compliance officer will maintain records with respect to the outside business activities of SiM Supervised Persons.

     3)   REGULATORY REQUIREMENTS

The SEC considers it a violation of general antifraud provisions of federal Securities laws whenever an investment adviser, such as SiM, engages in fraudulent, deceptive or manipulative conduct. As a fiduciary with respect to client assets, SiM cannot engage in activities that would result in conflicts of interests (i.e., front-running or scalping).

The SEC can censure, place limitations on the activities, functions, or operations of, suspend for a period not exceeding twelve months, or revoke the registration of any investment adviser based on a:

     o Failure reasonably to supervise, with a view to preventing violations of the provisions of the federal Securities laws, a Supervised Person or an Access Person who commits such a violation.

However, no manager shall be deemed to have failed reasonably to supervise any person, if:

     o there have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person; and

     o such manager has reasonably discharged the duties and obligations incumbent upon him or her by reason of such procedures and system without reasonable cause to believe that such procedures and system were not complied with.

E.   GIFTS TO GOVERNMENT ENTITIES OR OFFICIALS

     1)   BACKGROUND

Providing or receiving meals, entertainment, contributions or other gifts to or from a U.S. federal, state, local or foreign governmental entity, or an official, employee or agent of a governmental entity (including investment consultants representing a governmental entity) may constitute a violation of federal, state or local ethical statutes, regulations or bribery laws, even in the absence of any intent to influence the Government Official. In addition, in July of 2010, the SEC adopted Rule 206(4)-5 under the Advisers Act (also known as the "pay-to-play" rule), which is effective as of

September 13, 2010.(1) Among other things, the rule would prohibit SiM from receiving compensation for providing advice to a government entity for two years after a contribution to an official of the government entity by SiM or certain of its employees.

Rule 206(4)-5(d) also prohibits SiM and its employees from doing anything indirectly that, if done directly, would violate other provisions of the Rule.

In addition, Rule 206(4)-5 prohibits SiM or its employees from coordinating or soliciting any person or political action committee to make (i) any contribution to an official of a government entity to which the adviser is providing or seeking to provide advisory services, or (ii) any payment to any state or local political party where the adviser is seeking to provide advisory services to a government entity. This is intended to prevent advisers from circumventing Rule 206(4)-5 by making indirect contributions through political organizations or "bundling" smaller employee contributions that are permitted under the rule.

Given the harsh penalties for payments to Government Officials, any gifts given to or received from a Government Official (including political or campaign contributions to any federal, foreign, state or municipal candidate, political party, or political action committee) by SiM or a Supervised Person require the prior approval of the Chief Compliance Officer as outlined below. In reviewing any such proposed gift, the Chief Compliance Officer may consult with outside counsel to determine whether and to what extent SiM and its personnel may give or receive such gifts. Although all such gifts and contributions are subject to pre-approval in the discretion of the Chief Compliance Officer, once SiM is required to comply with Rule 206(4)-5, only DE MINIMIS gifts not exceeding $350 to local or municipal political officials or candidates for whom the individual is entitled to vote will be considered for approval.(2)

     2)   PRE-APPROVAL AND REPORTING OF GIFTS

          a)   PRE-APPROVAL

The prior approval of the Chief Compliance Officer will be required with respect to the giving or receiving by SiM or a Supervised Person of any of the following categories of gifts:

          o Any gift with a value of $500 or more (measured per item, or, in the case of group dinners or tickets to sporting events and the like, measured per person);

----------
(1) Although the "pay-to-play" rules are effective as of September 13, 2010, SiM is not required to be in compliance with the rules until March 13, 2011 (or September 13, 2011 in the case of the rules addressing third-party solicitors). Pre-approval for gifts to government officials or entities prior to the effective date of the rules will be in the discretion of the Chief Compliance Officer.

(2) Contributions to primary and general elections are not aggregated for purposes of the DE MINIMIS exception.

          o Any gift given to or received from a Government Official (including political or campaign contributions(3) to any federal, foreign, state or municipal candidate, political party, or political action committee);

          o    Any gift relating to ERISA Accounts or IRAs;

          o    Any charitable contributions made on behalf of SiM;(4)

          o Any gift given to private-sector unions, 527 plans, union officials or pension or other employee benefit plans sponsored by such unions or persons associated with the union or plan; or

          o Any other gift that may be reasonably be seen as creating the appearance of impropriety or violating SiM's general policy with respect to gifts noted above.

The Compliance Officer has absolute discretion to deny approval of any gift and will maintain a log of all such gifts and entertainment.

     b)   REPORTING

If you are unable to confirm that any individual is not a "Government Official," as defined in Section 5.1 above, you should seek assistance from the Chief Compliance Officer. With regard to any such gift or entertainment, the Chief Compliance Officer will review with the marketing department their marketing plans and consult with outside counsel to determine whether and to what extent SiM and its personnel may give, provide or receive such gifts or entertainment.

At the end of each quarter, all Employees are required to complete a "Gifts and Entertainment Report" reporting all gifts and entertainment given and received by the Employee for that quarter:

     o With a value of $100 or more (measured per item, or, in the case of group dinners or tickets to sporting events and the like, measured per person);

----------
(3) "Contribution" is defined to mean any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state or local office, (ii) payment of debt incurred in connection with any such election, or (iii) transition or inaugural expenses of the successful candidate for state or local office. For this purpose, SiM will also treat contributions to political action committees and political parties as "contributions" for purposes of the rule.

(4) Charitable contributions may only be made to non-profit organizations that are tax-exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended. Such organizations must provide SiM with evidence of their exempt status prior to Stone Harbor's making a charitable contribution.

          o Without regard to value, any item or contribution (as defined in footnote 7) given to or received by a Government Official (including political or campaign contributions to any federal, foreign, state or municipal candidate, political party, or political action committee);

          o Any charitable contributions with a value of $5,000 or more (per charity on an annual basis);

          o    Any gift relating to ERISA Accounts or IRAs; and

          o Any gift given to private-sector unions, union officials or pension or other employee benefit plans sponsored by such unions or persons associated with the union or plan.

F.   ENFORCEMENT OF THE CODE

The Chief Compliance Officer, acting in conjunction with the appropriate management personnel, has several responsibilities to fulfill in enforcing the Code. Some of these responsibilities are summarized below.

     1)   CHIEF COMPLIANCE OFFICER'S DUTIES AND RESPONSIBILITIES

     The Chief Compliance Officer will:

     o provide each Supervised Person with a copy of the Code and any amendments thereto;

     o notify each person in writing who becomes a Supervised Person and an Access Person of SiM and who is required to report under the Code of his or her reporting requirements no later than 10 business days before Initial Holdings Report is due;

     o on a quarterly basis, review all reported personal Securities transactions and other pertinent records submitted by Access Persons (such as tax returns) and compare, if appropriate, with each SiM client's completed portfolio transactions, and with the pre approvals submitted by Access Persons for trades during the quarter, if any. Before determining that a person has violated the Code, the Chief Compliance Officer may give the person an opportunity to supply explanatory material;

     o make his own reports available for inspection upon request to the SiM's Management Committee; and

     o Maintain all records in accordance with Rules 204-2 under the Advisers Act and Rule 17j-1(f) under the 1940 Act, as more fully described in Part X(B)(2) of SIM's Compliance Manual.

     2)   CODE VIOLATIONS

If you violate the provisions of the Code, SiM has the right to impose on you one or more of the following penalties as it may deem appropriate:

     o    censure you;

     o    notify your manager of the violation;

     o suspend your authority to act on behalf of SiM as a managing director, a manager and/or an officer, if applicable;

     o recommend specific sanctions, such as suspension from work for a period of time without pay, reductions in leave, elimination of your bonus, disgorgement of profits, imposition of fines and/or termination of employment at SiM; and

     o if appropriate, report such violation(s) to the U.S. Securities and Exchange Commission, other federal or state regulators and/or law enforcement authorities.

     NOTE: BOTH THE VIOLATION AND ANY IMPOSED SANCTION WILL BE BROUGHT BEFORE THE APPROPRIATE SIM MANAGEMENT PERSONNEL.

     3)   ANNUAL WRITTEN REPORT

At least annually, the Chief Compliance Officer will provide a WRITTEN report (the "Annual COE Report") to the members of SiM. The Annual COE Report must describe any issue(s) that arose during the previous year under the Code or procedures related thereto, including any material Code or procedural violations, and any resulting sanction(s). If applicable, the Annual COE Report may discuss any changes that the Chief Compliance Officer believes should be made to the Code. The Chief Compliance Officer will notify those registered investment companies for which SiM performs sub advisory services pursuant to a written contract of any material changes to the Code as they are made, and will submit the Annual COE Report to each Affiliated Fund's Chief Compliance Officer for review by the Affiliated Fund's Board of Trustees.

Also on an annual basis, SiM's Chief Compliance Officer shall certify to the Board of Trustees of each Affiliated Fund that SiM has adopted procedures reasonably necessary to prevent its employees from violating the Code of Ethics.

     4)   EFFECTIVE DATE OF THE CODE

The Code is effective as of the date written on the cover page. The Code supersedes any prior versions of the Code.

                                 CODE OF ETHICS

                                   EXHIBIT A
                                  DEFINITIONS

GENERAL NOTE

The definitions and terms used in the Code are intended to mean the same as they do under the Investment Advisers Act of 1940, as amended ("Advisers Act"), and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in the Code is not defined, you should follow the definitions and meanings in the Advisers Act or other federal securities laws, as applicable.

AFFILIATED FUND means any investment company registered under the Investment Company Act of 1940 (other than a money market fund) for which SiM serves as investment adviser or sub-adviser.

AUTOMATIC INVESTMENT PLAN means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

BENEFICIAL OWNERSHIP is interpreted in this Code in the same manner as it would be in determining whether a person is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except that the determination of such ownership applies to all Securities. You should generally consider yourself the "beneficial owner" of any Securities in which you have or a FAMILY MEMBER has a direct or indirect PECUNIARY INTEREST. While the definition of PECUNIARY INTEREST is complex, a person generally has a PECUNIARY INTEREST in SECURITIES if such person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the SECURITIES. Using the above definition as a broad guideline, the ultimate determination of Beneficial Ownership will be made in light of the facts of the particular case. Key factors are the degree of your ability to exercise discretion to invest in, sell or exercise voting rights of the SECURITY, and your ability to benefit from the proceeds of the SECURITY.

FAMILY MEMBER includes adoptive relationships and means any of the following persons who reside in your household: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in--law, daughter-in law, brother-in-law or sister-in-law.

HIGH QUALITY SHORT-TERM DEBT INSTRUMENT means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (E.G., Moody's Investors Service).

IPO (I.E., initial public offering) means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or
Section 15(d) of the Securities Exchange Act of 1934.

LIMITED OFFERING means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (E.G., private placements).

PECUNIARY INTEREST in a Security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Security. As a general rule, you will be regarded as having a pecuniary interest in a Security held in the name of your Family Members. For example, you will likely be deemed to have a pecuniary interest in Securities (including the right to require the exercise or conversion of any derivative Security such as an option or warrant, whether or not presently exercisable or convertible) held for:

     o    Your accounts or the accounts of FAMILY MEMBERS;

     o A partnership or limited liability company, if you are or a FAMILY MEMBER is a general partner or a managing member;

     o A corporation or similar business entity, if you have or share, or a FAMILY MEMBER has or shares, investment control; or

     o    A trust, if you are or a FAMILY MEMBER is a beneficiary.

PURCHASE OR SALE OF A SECURITY includes, among other things, the writing of an option to purchase or sell a Security and the purchase, sale, transfer or redemption of an interest in a SiM Private Fund.

RELATED PERSON includes children under age 21, whether or not living with an Access Person, the Access Person's spouse, and Family Members or other individuals living with the Access Person or for whose support the Access Person is wholly or partially responsible.

REPORTABLE SECURITY means a Security except that it does not include direct obligations of the U.S. government; bankers' acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; shares issued by affiliated or unaffiliated money market funds; or shares issued by open-end investment companies, ETFS, or Unit Investment Trusts, other than Affiliated Funds.

SECURITY means the same as it does under Section 202(a)(18) of the Advisers
Act.

SUPERVISED PERSON means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of SiM, or other person who provides investment advice on behalf of SiM and is subject to the supervision and control of SiM.

                                 CODE OF ETHICS

                                   EXHIBIT B

                           LIST OF SUPERVISED PERSONS
                               AND ACCESS PERSONS




SUPERVISED PERSONS

     Ryan Larson
     Timothy Black
     Gary Pokrzywinski
     Randall (Randy) Yoakum
     Nicole Verbrugghe
     Brian Placzek
     Michael Meighan

ACCESS PERSONS

     Ryan Larson
     Timothy Black
     Gary Pokrzywinski
     Randall (Randy) Yoakum
     Nicole Verbrugghe
     Brian Placzek
     Michael Meighan

                                 CODE OF ETHICS
                                   EXHIBIT C

                        STRATEGIC INCOME MANAGEMENT LLC
         REQUEST FOR PRE CLEARANCE FOR PERSONAL SECURITIES TRANSACTIONS

Prior to submitting your request for pre trade clearance of your personal securities transaction, please refresh your recollection of SiM's Access Person trading restrictions summarized below.

Access Persons may engage in securities, commodities and futures transactions only for investment purposes, not for short-term trading profits. This applies to investments of all kinds including, but not limited to, foreign and domestic fixed income securities, options, commodities and futures contracts and applies to any investment in which an Access Person has any direct or indirect Beneficial Ownership. In general, the holding of any position in an Access Person or related account for less than 30 days (measured on a last-in first-out basis) would be inconsistent with this policy.

Access Persons must not trade in a Reportable Security(5) if such Access Person has knowledge at the time of such transaction that the Reportable Security is being purchased or sold, or is being considered for purchase or sale, for a client account. In addition, except as permitted by the following paragraph, Access Persons acting as portfolio managers may not buy or sell a Reportable Security for their personal accounts within seven (7) calendar days before or after trades are made in such Reportable Security for a client account.

Access Persons may have personal securities accounts that are managed by SiM as separate accounts on the Schwab, or similar, platform. These accounts will be managed upon the same terms and conditions as all individual separate accounts, including unaffiliated persons. SiM may invest, pursuant to its discretionary authority, some or all of these separate accounts in Affiliated Funds, and such investments are permissible if made upon the same terms and conditions as unaffiliated accounts. In addition, some Access Person accounts managed by SiM, including portfolio manager accounts, may follow the same investment strategy as that followed by an Affiliated Fund, and as a result an Access Person account managed by SiM may be invested in Reportable Securities that comprise the same basket of Reportable Securities owned by an Affiliated Fund. In such case, transactions in Reportable Securities for such accounts shall be permitted provided that such transactions occur at the same time as identical transactions occur in the Affiliated Funds, and as aggregated transactions with unaffiliated separate account holders. If it is not possible to aggregate Access Person account transactions with unaffiliated separate accounts, transactions in Access Person accounts shall be executed immediately after transactions in unaffiliated accounts.

You are not required to detail or list the following items on your preclearance form:

     o Purchases or sales effected for any account over which you have no direct or indirect influence or control;

     o    Transactions effected pursuant to an automatic investment plan; and

     o    Purchases or sales of any of the following Securities:

          o    Direct obligations of the U.S. government;

          o Banker's acceptances, bank certificates of deposit, commercial paper and High Quality Short-term Debt Instruments, including repurchase agreements;

          o shares issued by money market funds, whether affiliated or non-affiliated;

          o shares issued by open-end investment companies (E.G., "mutual funds"), ETFs, or Unit Investment Trusts (UITs) other than shares of an Affiliated Fund, if any; and shares issued by unit investment trusts that invest exclusively in one or more open-end funds that are not Affiliated funds.

----------
(5) REPORTABLE SECURITY means a Security except that it does not include direct obligations of the U.S. government; bankers' acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; shares issued by affiliated or unaffiliated money market funds; or shares issued by open-end investment companies, ETFS, or Unit Investment Trusts, other than Affiliated Funds.

                        STRATEGIC INCOME MANAGEMENT LLC
               REQUEST FOR PRE CLEARANCE FOR PERSONAL SECURITIES
                                  TRANSACTIONS

Name of Reporting Person: ________________________________________

Date: ___________________________

PROPOSED SECURITIES TRANSACTIONS
-----------------------------------------------------------------------------------------
                                                     PRINCIPAL
                           EXCHANGE                  AMOUNT,
              NAME OF      TICKER                    MATURITY DATE
PROPOSED      ISSUER AND   SYMBOL OR   NO. OF        AND INTEREST                APPROVED
DATE OF       TITLE OF     CUSIP       SHARES (IF    RATE (IF        TYPE OF
TRANSACTION   SECURITY     NUMBER      APPLICABLE)   APPLICABLE)     TRANSACTION   Y/N
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

I hereby represent that I have no knowledge as of the above date that any of the securities listed above are being purchased or sold, or is being considered for purchase or sale, for a client account.

Signature________________________________

Compliance Officer:

Signature________________________________ Date _____________